Exhibit 3.02(i)

AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT

THIS  AMENDMENT  TO  THE  TWELFTH  AMENDED  AND  RESTATED  LIMITED PARTNERSHIP AGREEMENT dated as of March 11, 2011, as amended by an amendment dated September 30, 2013, (the "Agreement")  of ML Select Futures I L.P. (this "Amendment")  is made as of July 1, 2015 by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the "General  Partner"),  and the Limited Partners.   Capitalized  terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the General Partner and the Limited Partners entered into the Agreement; and

WHEREAS, the General Partner wishes to amend the Agreement pursuant to Section 17(a) of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	Section 6 of the Agreement is deleted in its entirety and the Sections following Section 5 are renumbered accordingly.

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

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IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of the date first set forth above.

GENERAL PARTNER:		LIMITED PARTNERS:

Merrill Lynch Alternative Investments LLC		By: Merrill Lynch Alternative Investments LLC Power of Attorney

By:	/s/ Ninon Marapachi	By:	/s/ Ninon Marapachi

Name: Ninon Marapachi		Name: Ninon Marapachi
Title: VP of MLAI		Title: VP of MLAI